Exhibit 99.1

Diamond Eagle Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing on or about July 1, 2019

LOS ANGELES, CA July 1, 2019 -- Diamond Eagle Acquisition Corp. (Nasdaq: DEACU) (“Diamond Eagle” or the “Company”) announced that holders of the units sold in the Company’s initial public offering of 40,000,000 units completed on May 14, 2019 (the “offering”) may elect to separately trade the shares of Class A common stock and warrants included in the units commencing on or about July 1, 2019. Any units not separated will continue to trade on The Nasdaq Capital Market under the symbol “DEACU”, and each of the shares of Class A common stock and warrants will separately trade on The Nasdaq Capital Market under the symbols “DEAC” and “DEACW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

Diamond Eagle Acquisition Corp. was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Diamond Eagle’s efforts to identify a prospective initial business combination target are not limited to a particular industry, sector or geographic region. While Diamond Eagle may pursue an initial business combination opportunity in any industry or sector, it intends to capitalize on the ability of its management team to identify, acquire and operate a business or businesses that can benefit from its management team’s established global relationships and operating experience. Diamond Eagle’s management team has extensive experience in identifying and executing strategic investments globally and has done so successfully in a number of sectors, including media and entertainment.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, copies of the prospectus may be obtained from Deutsche Bank Securities, 60 Wall Street, New York, NY 10005, Attn: Prospectus Group, telephone: 800-503-4611, or by emailing prospectus.CPDG@db.com; or from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing Prospectus-ny@ny.email.gs.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Diamond Eagle, including those set forth in the Risk Factors section of the Company's registration statement for Diamond Eagle's initial public offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. Diamond Eagle undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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MEDIA CONTACT:

Jeff Pryor/Priority PR

t. (818) 661-6368

e. jeff@prioritypr.net

INVESTOR CONTACT:

Eli Baker

t. (424) 284-3519

e. elibaker@geacq.com